People's Credit Card Master Trust

      Independent Accountants' Report on Management's Assertion Concerning
                  People's Bank's Compliance with Article IV,
               Section 4.2 of the Pooling and Servicing Agreement


                        Independent Accountants' Report

People's Bank
850 Main Street
Bridgeport, Connecticut 06604

Bankers Trust Company
Four Albany Street, 10th Floor
New York, New York 10006


We have examined the assertion made by the management of People's Bank ("People's") that, as of December 31, 2000, People's was in compliance with the requirements of Article IV, Section 4.2 of the Amended and Restated Pooling and Servicing Agreement dated March 18, 1997 (as heretofore amended, supplemented or otherwise modified), including the applicable supplements dated March 1, 1995, July 1, 1996, March 18, 1997, September 1, 1997, April 1, 1998 and September 29, 1999 (collectively, the "Pooling and Servicing Agreement") between Bankers Trust Company, as trustee, and People's, as transferor and servicer. This assertion is included in the accompanying Management Report on People's Bank Compliance with Article IV, Section 4.2 of the Pooling and Servicing Agreement, dated March 15, 2001. Management is responsible for People's compliance with the aforementioned requirements.
Our responsibility is to express an opinion on management's assertion about People's compliance based on our examination.

Our examination was conducted in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about People's compliance with the aforementioned requirements and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on People's compliance with the aforementioned requirements.

In our opinion, management's assertion that People's was in compliance with the aforementioned requirements of Article IV, Section 4.2 of the Pooling and Servicing Agreement as of December 31, 2000 is fairly stated, in all material respects.

This report is intended solely for the information and use of People's and Bankers Trust Company. It is not intended to be, and should not be, used by anyone other than these specified parties.

/s/ KPMG LLP


Stamford, Connecticut
March 15, 2001